Exhibit 5.1

One Financial Center Boston, MA 02111 617-542-6000 617-542-2241 fax www.mintz.com

May 31, 2012

OXiGENE, Inc.

701 Gateway Blvd, Suite 210

South San Francisco, CA 94080

Ladies and Gentlemen:

We have acted as legal counsel to OXiGENE, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-8 (the “Registration Statement”), pursuant to which the Company is registering the issuance under the Securities Act of 1933, as amended (the “Securities Act”), of an aggregate of 1,500,000 shares (the “Shares”) of the Company’s common stock, $0.01 par value per share (the “Common Stock”) that may be issued pursuant to the Company’s 2005 Stock Plan, as amended (the “Plan”) and the associated rights to purchase Common Stock (the “Rights”) issuable pursuant to the Stockholder Rights Agreement, dated as of March 24, 2005, between the Company and American Stock Transfer & Trust Company, LLC, as amended (the “Rights Agreement”). Each Share has an attached Right to purchase one share of Common Stock, which Rights are not currently exercisable, on the terms set forth in the Rights Agreement. This opinion is being rendered in connection with the filing of the Registration Statement with the Commission. All capitalized terms used herein and not otherwise defined shall have the respective meanings given to them in the Registration Statement.

In connection with this opinion, we have examined the Company’s Restated Certificate of Incorporation, as amended, the Rights Agreement and the Company’s Amended and Restated Bylaws, each as currently in effect; such other records of the corporate proceedings of the Company and certificates of the Company’s officers as we have deemed relevant; and the Registration Statement and the exhibits thereto.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. In addition, we have assumed that the Company will receive any required consideration in accordance with the terms of the Plan.

With respect to our opinion regarding the nature of the Rights as binding obligations of the Company, we (i) express no opinion as to the determination that a court of competent jurisdiction may make regarding whether the Company’s Board of Directors would be required to redeem or terminate, or take other action with respect to the Rights at some future time based on the facts and circumstances

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

BOSTON | WASHINGTON | NEW YORK | STAMFORD | LOS ANGELES | SAN DIEGO | LONDON | SAN FRANCISCO

MINTZ, LEVIN, COHN, FERRIS, GLOVSKY AND POPEO, P.C.

May 31, 2012

existing at that time; (ii) have assumed that the members of the Company’s Board of Directors have acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Agreement; and (iii) have addressed the Rights and the Rights Agreement in their entirety, and it is not settled whether the invalidity of any particular provision of the Rights Agreement or the Rights issued thereunder would result in invalidating the Rights in their entirety.

Our opinion is limited to the General Corporation Law of the State of Delaware and we express no opinion with respect to the laws of any other jurisdiction. No opinion is expressed herein with respect to the qualification of the Shares or the Rights under the securities or blue sky laws of any state or any foreign jurisdiction.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

Based upon the foregoing, we are of the opinion that (i) the Shares, when issued and delivered in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable and (ii) the Rights, when the Shares are issued and delivered in accordance with the terms of the Plan, will constitute binding obligations of the Company.

We understand that you wish to file this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act, and we hereby consent thereto. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Mintz, Levin, Cohn, Ferris,
Glovsky and Popeo, P.C.

Mintz, Levin, Cohn, Ferris,
Glovsky and Popeo, P.C.